Exhibit 5.1

Opinion of Tarrant Sibley, Esq.

June 13, 2018

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form S-3 (File No. 333-220331) (the “Registration Statement”) filed by Hasbro, Inc., a Rhode Island corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the sale from time to time of up to 3,074,190 shares of common stock, par value $0.50 per share, of the Company (the “Shares”) by the selling stockholder named therein (the “Selling Stockholder”).

I am the Senior Vice President and Chief Legal Officer of the Company and have advised the Company in connection with the filing of the Registration Statement.

I have examined and relied upon signed copies of the Registration Statement and the Post-Effective Amendment as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company, as amended and in effect at all relevant times, the Amended and Restated Bylaws of the Company, as amended and in effect at all relevant times, and minutes of meetings of the stockholders and the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In addition, I have relied as to certain matters on information obtained from public officials and officers of the Company and the Selling Stockholder.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Hasbro, Inc.

June 13, 2018

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Post-Effective Amendment and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectuses forming a part thereof under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

By:	/s/ Tarrant Sibley
Tarrant Sibley Senior Vice President and Chief Legal Officer